Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-138482) of Peoples Educational Holdings, Inc. on Form S-8 of our report dated August 22, 2008 appearing in this Annual Report on Form 10-K of Peoples Educational Holdings, Inc. for the year ended May 31, 2008.

/s/ McGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
August 22, 2008